SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






       Date of Report (Date of earliest event reported) September 30, 1999







                            PENN-AMERICA GROUP, INC.
            (Exact name of registration as specified in this charter)







         Pennsylvania                   0-22316                23-2731409
(State or other jurisdiction of     (Commission File        (I.R.S. Employer
incorporation or organization)          Number)             Identification No.)



420 S. York Road, Hatboro, Pennsylvania                19040
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (215) 443-3612

Item 5.  Other Events

         On September 30, 1999, the Company issued a press release (the "Press Release") announcing reserve strengthening of $3.6 million after taxes to increase net reserves and a $1.3 million charge after taxes for property losses incurred during the third quarter. As a result of these actions, the third quarter estimate is expected to be an operating loss of $0.38 to $0.40 per share. The Company also announced that the Company's board approved the increase of the stock buyback authorization by 500,000 shares to 2.5 million.

         A copy of the Press Release is attached as Exhibit 1.



                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PENN-AMERICA GROUP, INC.



Date:  September 30, 1999
                                       BY: /s/ Rosemary Ferrero
                                           Rosemary Ferrero
                                           (Principal Accounting Officer)